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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number 001--05663

                           Cleco Utility Group Inc.
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             (Exact name of registrant as specified in its charter)


                            2030 Donahue Ferry Road
                        Pineville, Louisiana 71360-5226
                                 (318)484-7400
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                  Cumulative Preferred Stock, $100 par value
                                     4.50%
                             4.50%, Series of 1955
                             4.65%, Series of 1964
                             4.75%, Series of 1965
                          Convertible, Series of 1991
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           (Title of each class of securities covered by this Form)

                                     None
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6           [ ]
               Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: Zero

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Pursuant to the requirements of the Securities Exchange Act of 1934, Cleco
Utility Group Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                        CLECO UTILITY GROUP INC.


DATE:   February 22, 2000               By:  /s/ Michael P. Prudhomme
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                                           Michael P. Prudhomme
                                           Secretary-Treasurer

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